PRESS RELEASE

OSL Holdings Acquires Los Angeles Medical Cannabis Dispensary Intellectual Property Assets and Retail Infrastructure

Acquisition Includes Brands, Operations Management Software, Retail Infrastructure; OSL Receives Exclusive Future Option to Acquire Remaining Assets

ORANGEBURG, NEW YORK – OSL HOLDINGS (OTCQB: OSLH) (“OSL” or “the Company”), a growth-stage public company in the business of servicing and technology development for the emerging legal cannabis industry, today announced that it has executed a definitive agreement to acquire the assets of a Los Angeles medical cannabis dispensary.

Under the terms of the agreement, the acquired assets are valued at approximately $675,000, which includes intellectual and physical property, equipment leases, and software, to be paid in a combination of cash and stock at OSL’s discretion. In addition, OSL has the option to acquire additional assets at such time as the law and applicable regulations permit a public company to own these additional such assets and conduct such operations, OSL may exercise its contractual right to acquire all remaining assets and operations at any time.

Details of this transaction are available via the Company’s SEC filings, located here:
http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001329957&owner=exclude&count=40

About OSL

OSL Holdings (OTC: OSLH) OSL Holdings is a development and technology company specializing in affluent, liberal markets with high disposal income. The OSL Holdings market is highly educated, responds to cause marketing initiatives and socially conscious business models and is technologically savvy. On March 10, 2014, the Company announced its entry into the legal marijuana market. The Company contracted with one of the oldest legal medical marijuana dispensaries in California, The Natural Way of LA, to develop it’s brand and explore expansion of its marijuana production facilities in California with branding, marketing, technology, and logistics. OSL intends to explore supporting existing or emerging legal marijuana licensees with branding, technology, marketing, logistics and financing.

Forward Looking Statements – Safe Harbor

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors, risks and uncertainties that could cause actual results and developments to differ materially from forecasted results. For a discussion of these factors, risks and uncertainties please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Company Contact:

OSL Holdings Inc.

+1-845-363-6776

info@OSLHoldings.com

http://www.OSLHoldings.com